CREDIT AGREEMENT

among

KMG AMERICA CORPORATION,

as Borrower

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Lender

$15,000,000 Revolving Credit Facility

Dated as of December 21, 2006

ARTICLE I

DEFINITIONS

Section 1.1	Defined Terms	1
Section 1.2	Accounting Terms; GAAP and SAP	16
Section 1.3	Other Terms; Construction	16

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1	Conditions Precedent to the Closing Date	27
Section 3.2	Conditions Precedent to All Borrowings	29

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

ARTICLE V

AFFIRMATIVE COVENANTS

ARTICLE VI

FINANCIAL COVENANTS

Section 6.1	Maximum Consolidated Indebtedness to Total Capitalization	39
Section 6.2	Minimum Available Dividend Amount	40
Section 6.3	Ratings	40

ARTICLE VII

NEGATIVE COVENANTS

Section 7.1	Fundamental Changes	40
Section 7.2	Indebtedness	40
Section 7.3	Liens	41
Section 7.4	Disposition of Assets	41
Section 7.5	Investments	41

Section 7.6	Transactions with Affiliates	42
Section 7.7	Restricted Payments	42
Section 7.8	Lines of Business	42
Section 7.9	Fiscal Year	42
Section 7.10	Accounting Changes	43
Section 7.11	Limitations on Certain Restrictions	43

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1	Events of Default	43
Section 8.2	Remedies; Termination of Commitment, Acceleration, Etc.	45
Section 8.3	Remedies; Set Off	46

ARTICLE IX

MISCELLANEOUS

EXHIBITS

Exhibit A	Form of Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Opinion of Hunton & Williams

SCHEDULES

Schedule 1.1(a)	Notice Addresses
Schedule 4.4	Licenses
Schedule 4.7	Subsidiaries
Schedule 7.2	Indebtedness
Schedule 7.3	Liens

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of December 21, 2006, is made among KMG AMERICA CORPORATION, a company incorporated under the laws of the Commonwealth of Virginia (“Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION (“Lender”).

RECITALS

The Lender is willing to make available to the Borrower the revolving credit facility provided for herein subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1        Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Designation Letter” means a letter from the Borrower to the Lender, duly completed and signed by an Authorized Officer of the Borrower and in form and substance reasonably satisfactory to the Lender, listing any one or more accounts to which the Borrower may from time to time request the Lender to forward the proceeds of any Loans made hereunder.

“Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which the Borrower directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, division thereof or line of business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.

“Adjusted Base Rate” means, at any time with respect to any Base Rate Loan, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Percentage for Base Rate Loans as in effect at such time.

“Adjusted LIBOR Rate” means, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Percentage for LIBOR Loans as in effect at such time.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common

Control with the Person specified. Notwithstanding the foregoing, the Lender shall not be deemed an “Affiliate” of the Borrower.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time.

“A.M. Best” means A.M. Best Company, Inc. , and its successors and assigns.

“Annual Statement” means, with respect to any Insurance Subsidiary for any fiscal year, the annual financial statements of such Insurance Subsidiary as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Applicable Percentage” means, for any day, with respect to the (i) applicable margin to be added to the LIBOR Rate for purposes of determining the Adjusted LIBOR Rate and (ii) applicable margin to be added to the Base Rate for purposes of determining the Adjusted Base Rate, the applicable rate per annum set forth below under the caption “Applicable Margin for LIBOR Rate Loans” and “Applicable Margin for Base Rate Loans”, respectively, in each case based upon the A.M. Best Financial Strength Rating of Kanawha Insurance Company:

Level	AM Best Financial Strength Rating	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans

I	A- or above	1.25%	0.25%
II	B++ or below	1.35%	0.35%

For purposes of the foregoing, each change in the Applicable Percentage shall be effective as of the date A.M. Best first publicly announces any change in the Financial Strength Rating; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, if at any time an Event of Default shall have occurred and be continuing or the Financial Strength Rating is not available from A.M. Best, at all times from and including the date on which such Event of Default occurred or such Financial Strength Rating is not available to the date on which such Event of Default shall have been cured or waived or A.M. Best shall make publicly available the Financial Strength Rating, each Applicable Percentage shall be determined in accordance with Level II of the above matrix (notwithstanding the actual level).

“Authorized Officer” means, with respect to any action specified herein to be taken by or on behalf of the Borrower, any officer of the Borrower duly authorized by resolution of the board of directors or other governing body of the Borrower to take such action on its behalf, and whose signature and incumbency shall have been certified to the Lender by the secretary or an assistant secretary of the Borrower.

“Availability Period” means the period from and including the Closing Date to but excluding the Termination Date.

“Available Dividend Amount” means, with respect to Kanawha Insurance Company for any period of four consecutive fiscal quarters, the aggregate maximum amount of dividends that is permitted or, if such period were a fiscal year, would be permitted by the Insurance Regulatory Authority of its jurisdiction of domicile, under applicable Requirements of Law (without the necessity of any consent, approval or other action of such Insurance Regulatory Authority involving the granting of permission or the exercise of discretion by such Insurance Regulatory Authority), to be paid by Kanawha Insurance Company to the Borrower in respect of such four-quarter period as if such period were a fiscal year (whether or not any such dividends are actually paid).

“Bankruptcy Code” means 11 U.S.C. §§101 et seq., as amended from time to time, and any successor statute.

“Bankruptcy Event” means the occurrence of an Event of Default pursuant to Section 8.1(f) or Section 8.1(g).

“Base Rate” means the higher of (i) the per annum interest rate publicly announced from time to time by Wachovia in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate and (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

“Base Rate Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted Base Rate.

“Borrower” has the meaning given to such term in the introductory paragraph of this Agreement.

“Borrowing” means the incurrence by a Borrower on a single date of a Loan pursuant to Section 2.2.

“Borrowing Date” means, with respect to any Borrowing, the date upon which such Borrowing is made.

“Business Day” means (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina are authorized or required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which trading in Dollar deposits is conducted by banks in the London inter-bank Eurodollar market.

“Capital Stock” means, with respect to any Person, shares of capital stock of, or any partnership, membership, limited liability company, trust or other ownership or profit interests in, such Person, together with (i) warrants, options or other rights for the purchase or other acquisition from such Person of any of the foregoing, (ii) securities convertible into or exchangeable for any of the foregoing or warrants, options or other rights for the purchase or other acquisition from such Person of any such securities and (iii) any other ownership or profit interests in such Person, in each case, whether voting or nonvoting, and whether or not any of the foregoing are authorized or otherwise existing on any date of determination; provided, that for purposes of Section 7.7, “Capital Stock” shall not include any Hybrid Securities.

“Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 270 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s or at least P-1 or the equivalent thereof by Moody’s, (iii) time deposits and certificates of deposit maturing within 270 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s or at least A2 or the equivalent thereof by Moody’s, (iv) repurchase obligations with a term not exceeding thirty (30) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the foregoing types.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Claims” has the meaning given to such term in the definition of “Environmental Claims”.

“Closing Date” has the meaning given to such term in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Commitment” means the commitment of the Lender to make Loans in an aggregate principal amount at any time outstanding up to $15,000,000, as such amount may be reduced or terminated pursuant to the terms hereof.

“Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit B, together with a Covenant Compliance Worksheet.

“Consolidated Indebtedness” means, at any time, the aggregate (without duplication) of all Indebtedness (whether or not reflected on the balance sheet of the Borrower or any of its Subsidiaries) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, and for the avoidance of doubt shall not include the obligations of the Borrower or any of its Subsidiaries under any Hybrid Equity Securities.

“Consolidated Net Income” means, for any period, net income (or loss) for the Borrower and its Subsidiaries for such period and as reflected on the consolidated financial statements of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, at any time, the consolidated shareholders’ equity of the Borrower and its Subsidiaries determined in accordance with GAAP and as reflected on the consolidated financial statements of the Borrower and its Subsidiaries (i) excluding the adjustment to accumulated other comprehensive income (loss) for unrealized investment gains and losses pursuant to Statement No. 115 of the Financial Accounting Standards Board of the United States of America and (ii) including Hybrid Equity Securities.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; and the terms “Controlled” and “Controlling” have correlative meanings.

“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Attachment A to Exhibit B.

“Credit Documents” means this Agreement, the Note and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Lender by or on behalf of the Borrower with respect to this Agreement, in each case as amended, modified, supplemented or restated from time to time.

“Default” means any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Dollars” or “$” means dollars of the United States of America.

“Eligible Assignee” shall mean (i) a commercial bank organized under the laws of the United States or any state thereof and having total assets in excess of $1,000,000,000, (ii) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or any successor thereto (the “OECD”) or a political subdivision of any such country and having total assets in excess of $1,000,000,000, provided that such bank or other financial institution is acting through a branch or agency located in the United States, in the country under the laws of which it is organized or in another country that is also a member of the OECD, (iii) the central bank of any country that is a member of the OECD, (iv) a finance company, insurance company or other financial institution or fund that is engaged in making, purchasing or otherwise investing in loans in the ordinary course of its business and having total assets in excess of $500,000,000, or (v) any Affiliate of an existing Lender.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations by a Governmental Authority, or proceedings (including, without limitation, administrative, regulatory and judicial proceedings) relating in any way to any Hazardous Substance, any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any Environmental Law (collectively, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any Hazardous Substance or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) deemed to be under “common control” with, or a member of the same “controlled group” as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

“Event of Default” has the meaning given to such term in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Excluded Taxes” means, with respect to the Lender, (i) any taxes imposed on or measured by its overall net income (however denominated), and any franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which its applicable Lending Office is located and (ii) any branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction in which the Lender is located; in each case under clauses (i) and (ii) above, Excluded Taxes shall include any interest, additions to tax or penalties applicable thereto.

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by the Lender.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Financial Officer” means, with respect to the Borrower, the chief financial officer, vice president – finance, principal accounting officer or treasurer of the Borrower.

“Financial Strength Rating” means the financial strength rating issued with respect to any Insurance Subsidiary by A.M. Best Company (or its successor).

“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligation” means, with respect to any Person, at the time of determination, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business or trust arrangements, withheld balances or any other collateral or security arrangements entered into in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.

“Hazardous Substance” means any substance or material meeting any one or more of the following criteria: (i) it is designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous to human health or the environment and is or becomes regulated under any Environmental Law, or (iii) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates, including any swap agreement.

“Historical Statutory Statements” has the meaning given to such term in Section 4.11(b).

“Hybrid Equity Securities” shall mean that portion of hybrid securities consisting of trust preferred securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities that are shown on the consolidated financial statements of the Borrower as liabilities and treated as equity by A.M. Best.

“Indebtedness” means, with respect to any Person, at the time of determination (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all surety bonds, letters of credit and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business and not past due based on customary practices in the trade), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Capital Lease Obligations of such Person, (vii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (viii) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (ix) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date and (x) all indebtedness of the types referred to in clauses (i) through (ix) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is non-recourse to the credit of such Person, the amount thereof being equal to the value of the property or assets subject to such Lien; provided that Indebtedness shall not include obligations with respect to Primary Policies and Reinsurance Agreements which are entered into in the ordinary course of business.

“Indemnified Taxes” means Taxes (including, for the avoidance of doubt, Other Taxes) other than Excluded Taxes.

“Indemnitee” has the meaning given to such term in Section 9.1(b).

“Insurance Regulatory Authority” means, with respect to any Insurance Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

“Insurance Subsidiary” means Kanawha Insurance Company and any other Subsidiary of the Borrower the ability of which to pay dividends is regulated by an Insurance Regulatory Authority.

“Interest Period” means, as to each LIBOR Loan, the period commencing on the date of the Borrowing of such LIBOR Loan (or the date of any continuation of, or conversion into, such LIBOR Loan), and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided, that:

(i)           all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii)          each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)        LIBOR Loans may not be outstanding under more than five (5) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

(iv)         if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

(v)	no Interest Period shall extend beyond the Maturity Date;

(vi)         if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

(vii)       no Borrower may select any Interest Period (and consequently, no LIBOR Loans shall be made or continued) if a Default or Event of Default shall have occurred and be continuing at the time of such Notice of Borrowing or Notice of Conversion/Continuation with respect to any Borrowing.

“Invested Assets” means cash, Cash Equivalents, short term investments, investments held for sale and any other assets which are treated as investments under GAAP.

“Investment” means, as to any Person, any direct or indirect Acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Capital Stock or other securities of another Person or (ii) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other Acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, net of any returns of principal.

“Investment Policy” means the investment policy of the Borrower as in effect on the Closing Date for the management of its investment portfolio with such revisions thereto as are approved by the Board of Directors of the Borrower from time to time.

“Lender” means Wachovia and each other Person that becomes a “Lender” hereunder pursuant to Section 9.6(b).

“Lending Office” means the office of the Lender designated as such in the Register.

“LIBOR Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted LIBOR Rate.

“LIBOR Rate” means, with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (i) (y) the rate of interest (rounded upward, if necessary, to the nearest 1/16 of one percentage point) appearing on Telerate Page 3750 (or any successor page) or (z) if no such rate is available, the rate of interest determined by the Lender to be the rate or the arithmetic mean of rates (rounded upward, if necessary, to the nearest 1/16 of one percentage point) at which Dollar deposits in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market, in each case under (y) and (z) above at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period and in an amount substantially equal to the amount of the LIBOR Loan comprising part of such Borrowing, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.

“Licenses” has the meaning given to such term in Section 4.4(c).

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loans” has the meaning given to such term in Section 2.1.

“Losses” has the meaning given to such term in Section 9.1(b).

“Margin Stock” has the meaning given to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (i) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its obligations under this Agreement or any of the other Credit Documents or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Lender hereunder and thereunder.

“Maturity Date” means December 31, 2007.

“Moody’s” means Moody’s Investors Service, Inc., and its successors and assigns.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Net Income” means, with respect to any Person for any period, the net income (or loss), after extraordinary items, taxes and all other items of expense and income of such Person for such period, determined in accordance with GAAP.

“Notes” means the promissory note of the Borrower in favor of the Lender evidencing the Loans made by the Lender to the Borrower pursuant to Section 2.1, in substantially the form of Exhibit A, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Notice of Borrowing” has the meaning given to such term in Section 2.2(b).

“Notice of Conversion/Continuation” has the meaning given to such term in Section 2.10(b).

“Obligations” means all principal of and interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding) on the Loans and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower to the Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Taxes” means all present or future stamp or documentary taxes or duties or any excise or property taxes, charges or similar levies or duties arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant” has the meaning given to such term in Section 9.6(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Payment Office” means the office of the Lender designated on Schedule 1.1(a) under the heading “Instructions for wire transfers to the Lender,” or such other office as the Lender may designate to the Borrower for such purpose from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.6, (ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, (iii) pledges or deposits to secure obligations under workers’ compensation, unemployment, old-age pensions, retirement benefits laws or similar legislation or to secure public or statutory obligations, (iv) zoning restrictions, easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes, (v) Liens arising by virtue of trust arrangements, withheld balances, or any other collateral or security arrangements incurred in connection with reinsurance obligations in the ordinary course of business or capital support agreements or any other agreements by the Borrower in support of the capital of any Insurance Subsidiary, or guarantees or any other agreements by the Borrower guaranteeing the obligations of any Insurance Subsidiary under reinsurance agreements entered into in the ordinary course of business, (vi) lease deposits and (vii) Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or other similar rights or remedies existing solely with respect to cash and Cash Equivalents on deposit pursuant to standard banking arrangements.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Borrower or any ERISA Affiliate may have any liability.

“Primary Policies” means any insurance policies issued by an Insurance Subsidiary.

“Prohibited Transaction” means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section 4975 (c)(2) or 4975(d) of the Code.

“Register” has the meaning given to such term in Section 9.6(c).

“Regulations D, T, U and X” means Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Reinsurance Agreement” means any agreement, contract, treaty, policy, certificate or other arrangement whereby any Insurance Subsidiary agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means, with respect to any Plan, (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including, without limitation, any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code and (iv) a cessation of operations described in Section 4062(e) of ERISA.

“Requirement of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Reserve Requirement” means, with respect to any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to Wachovia under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

“Responsible Officer” means, with respect to the Borrower, the president, the chief executive officer, the chief financial officer, vice president-finance, principal accounting officer or treasurer of the Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Agreement or any other Credit Document.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/

sanctions, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/

enforcement/ofac/sdn, or as otherwise published from time to time or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or

(C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its jurisdiction of domicile, consistently applied and maintained, as in effect from time to time, subject to the provisions of Section 1.2.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and its successors and assigns.

“Subordinated Promissory Note” means that Subordinated Promissory Note made by the Borrower as of December 21, 2004 to pay The Springs Company the principal sum of $15,000,000.

“Subsidiary” means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the Maturity Date or such earlier date of termination of the Commitment pursuant to Section 2.5 or Section 8.2.

“Total Capitalization” means, as of any date of determination, the sum of (i) Consolidated Net Worth as of such date and (ii) Consolidated Indebtedness as of such date.

“Total Voting Power” means, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

“Type” has the meaning given to such term in Section 2.2(a).

“Unfunded Pension Liability” means, with respect to any Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.

“Unutilized Commitment” means, at any time for the Lender, the Lender’s Commitment less the sum of the outstanding principal amount of Loans.

“Wachovia” means Wachovia Bank, National Association, and its successors and assigns.

“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

Section 1.2        Accounting Terms; GAAP and SAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the context requires, each as in effect from time to time; provided that, if the Borrower requests of the Lender an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP, as the case may be, or in the application thereof on the operation of such provision (or if the Lender request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP, as the case may be, or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP, as the case may be, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.3       Other Terms; Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT

Section 2.1        Commitment. Upon and subject to the terms and conditions hereof, the Lender hereby agrees from time to time on any Business Day during the Availability Period to make loans (each, a “Loan,” and collectively, the “Loans”) to the Borrower; provided that the Lender shall not be obligated to make any Loan if, immediately after giving effect thereto, the aggregate principal of all outstanding Loans would exceed the Commitment at such time. Within the foregoing limits, and subject to and on the terms and conditions hereof, the Borrower may borrow, repay and reborrow Loans.

Section 2.2	Borrowings.

(a)          The Loans shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each, a “Type” of Loan), provided that all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type.

(b)          In order to make a Borrowing (other than Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.10), the Borrower will give the Lender written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each Borrowing of LIBOR Loans and not later than 10:00 a.m., Charlotte time, on the same Business Day prior to each Borrowing of Base Rate Loans. Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in the form of Exhibit A-1 and shall specify (1) the aggregate principal amount and initial Type of the Loans to be made pursuant to such Borrowing, (2) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (3) the requested Borrowing Date, which shall be a Business Day. Notwithstanding anything to the contrary contained herein:

(i)           each Borrowing of Base Rate Loans shall be in a principal amount not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof, and each Borrowing of LIBOR Loans shall be in a principal amount not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof (or, in each case if less than the minimum amount, in the amount of the aggregate Unutilized Commitment);

(ii)          if the Borrower shall have failed to designate the Type of Loans in a Notice of Borrowing, then the Loans shall be made as Base Rate Loans; and

(iii)        if the Borrower shall have failed to specify an Interest Period to be applicable to any Borrowing of LIBOR Loans, then such Borrower shall be deemed to have selected an Interest Period of one month.

(c)          As promptly as practicable, upon satisfaction of the applicable conditions set forth in Section 3.2 (and, if such Borrowing is on the Closing Date, Section 3.1), the Lender shall make available to the Borrower the proceeds of such Borrowing in accordance with the terms of the Account Designation Letter.

Section 2.3        Domicile of Loans. The Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of the Lender in accordance with the terms of this Agreement.

Section 2.4	Evidence of Debt; Note.

(a)          The Lender shall maintain the Register pursuant to Section 9.6(c) in which Register shall be recorded (i) the amount and Type of each Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender in respect of each such Loan and (iii)  the amount of any sum received by the Lender from the Borrower.

(b)          The entries made in the Register shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Lender to maintain such Register, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Obligations of the Borrower under this Agreement.

(c)          The Loans made by the Lender shall be evidenced by a Note appropriately completed in substantially the form of Exhibit A, executed by the Borrower and payable to the order of the Lender. The Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.

Section 2.5	Termination and Reduction of the Commitment.

(a)          The Commitment shall be automatically and permanently terminated on the Termination Date.

(b)          At any time and from time to time after the date hereof, upon not less than three (3) Business Days’ prior written notice to the Lender, the Borrower may terminate in whole or reduce in part the aggregate Unutilized Commitment; provided that any such partial reduction shall be in an aggregate amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof. The amount of any termination or reduction made under this Section 2.5(b) may not thereafter be reinstated.

Section 2.6	Mandatory Payments and Prepayments.

(a)          Except to the extent due or paid sooner pursuant to the provisions hereof, the Borrower shall repay to the Lender on the Maturity Date the aggregate outstanding principal amount of Loans made to the Borrower.

(b)          In the event that, at any time, the aggregate principal amount of Loans outstanding shall exceed the Commitment at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay the outstanding principal amount of Loans in the amount of such excess. Such prepayments shall be applied first to prepay all Base Rate Loans, and then to prepay LIBOR Loans in direct order of Interest Period maturities. Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.16 to be paid as a consequence thereof.

Section 2.7        Voluntary Prepayments. At any time and from time to time, the Borrower may prepay its Loans, in whole or in part, together with accrued interest to the date of prepayment, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Lender not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each intended prepayment of LIBOR Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans; provided that (i) each partial prepayment shall be in a principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $3,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.16 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Loans prepaid pursuant to this Section 2.7 may be reborrowed, subject to the terms and conditions of this Agreement.

Section 2.8	Interest.

(a)          Subject to the provisions of Section 2.8(b), each Loan shall bear interest on the outstanding principal amount thereof, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

(b)          Upon the occurrence and during the continuance of any Default and/or Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Adjusted Base Rate or the Adjusted LIBOR Rate) plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the Adjusted Base Rate plus 2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(c)	Accrued (and theretofore unpaid) interest shall be payable as follows:

(i)           in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6 or Section 2.7, except as provided hereinbelow), in arrears on the last Business Day of each calendar month, beginning with the first such day to occur after the Closing Date; provided, that in the event the Loans are repaid or prepaid in full and the Commitment has been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

(ii)          in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6 or Section 2.7, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in the definition of “Interest Period”) and (z) in addition, in the case of an Interest Period of six months, on the date occurring three months after the first day of such Interest Period; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and

(iii)        in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(d)          Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to the Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of the Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by the Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting the Lender, if from time to time thereafter the amount of interest payable for the account of the Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by the Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of the Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

Section 2.9        Fees. The Borrower agrees to pay a commitment fee for each calendar quarter (or portion thereof) at a per annum rate equal to 1/8 of 1% on the average daily Unutilized Commitment, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date up to the Termination Date, and (ii) on the Termination Date.

Section 2.10	Conversions and Continuations.

(a)          The Borrower may elect (i) to convert all or a portion of the outstanding principal amount of any of its Base Rate Loans into LIBOR Loans, or to convert any of its LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any of its LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period, provided that (x) any such conversion of LIBOR Loans into Base Rate Loans shall be in a principal amount not less than $1,000,000 or, if greater, an integral multiple of

$500,000 in excess thereof; any such conversion of Base Rate Loans of the same Borrowing into, or continuation of LIBOR Loans shall be in a principal amount not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; and no partial conversion of LIBOR Loans of the same Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $3,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, (y) except as otherwise provided in Section 2.14(f), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the respective Borrower will pay, upon such conversion, all amounts required under Section 2.16 to be paid as a consequence thereof) and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.

(b)          The Borrower must give the Lender written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one (1) Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit A-2 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Loans being converted or continued. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any of its outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event that the Borrower shall have failed to specify an Interest Period to be applicable to any conversion into, or continuation of, its LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period of one month.

Section 2.11    Method of Payments; Computations; Apportionment of Payments.

(a)          All payments by the Borrower hereunder (whether of principal, interest, or fees, or under Sections 2.15, 2.16 or 2.17, or otherwise) shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Lender at the Payment Office, prior to 12:00 noon, Charlotte time, on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which clause (iv) of the definition of “Interest Period” is applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b)          All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

Section 2.12      Recovery of Payments. The Borrower agrees that to the extent it makes a payment or payments to or for the account of the Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state, federal or foreign law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

Section 2.13      Use of Proceeds. The proceeds of the Loans shall be used by the Borrower (i) to pay the outstanding principal amount owing on the Subordinated Promissory Note, and thereafter (ii) to provide for the Borrower’s working capital, liquidity needs and general working requirements and those of its Subsidiaries.

Section 2.14	Increased Costs; Change in Circumstances; Illegality.
(a)	If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except the Reserve Requirement reflected in the LIBOR Rate);

(ii)          subject the Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or

(iii)        impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)          If the Lender determines that any Change in Law affecting the Lender or any Lending Office of the Lender or the Lender’s holding company regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company as a consequence of this Agreement, the Commitment or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration such the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)          A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Section 2.14(a) or Section 2.14(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)          Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)          If, on or prior to the first day of any Interest Period, the Lender shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Lender shall determine that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to the Lender of making or maintaining LIBOR Loans during such Interest Period, the Lender will forthwith so notify the Borrower. Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Lender shall have determined that the circumstances giving rise to such suspension no longer exist, and the Lender shall have so notified the Borrower.

(f)           Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, the Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for the Lender to make or to continue to make or maintain LIBOR Loans, the Lender will forthwith so notify the Borrower. Upon such notice, (i) each of the Lender’s then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan, (ii) the obligation of the Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Lender has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for a Base Rate Loan, in each case until the Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Borrower.

Section 2.15	Taxes.

(a)          Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes, provided that if the Borrower shall be required by applicable law to deduct or withhold, or the Lender shall be required to remit, any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions, withholdings or remittances (including deductions, withholdings and remittances applicable to additional sums payable under this Section 2.15) the Lender receives an amount equal to the sum it would have received had no such deductions, withholdings or remittances been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)          Without limiting the provisions of Section 2.15(a), the Borrower shall timely pay, severally and not jointly, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          The Borrower shall indemnify the Lender within 10 days after written demand therefor for the full amount of any Indemnified Taxes with respect to payments by the Borrower under this Agreement or any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)          The Lender agrees that if it is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document, it shall at the written request of the Borrower deliver to the Borrower, at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements.

(f)           If the Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes giving rise to such refund or recovery), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section 2.15(f) shall not be construed to require the Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

Section 2.16      Compensation. The Borrower will compensate the Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund or maintain LIBOR Loans) that the Lender may incur or sustain (i) if for any reason (other than a default by the Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any acceleration of the maturity of the Loans pursuant to Section 8.2), (iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder. Calculation of all amounts payable to a Lender under this Section 2.16 shall be made as though the Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that the Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.16. A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.16 by the Lender as to any additional amounts payable pursuant to this Section 2.16 shall be submitted by the Lender to the Borrower. Determinations set forth in any such certificate made in good faith for purposes of this Section 2.16 of any such losses, expenses or liabilities shall be conclusive absent manifest error.

Section 2.17	Replacement of Lenders; Mitigation Obligations.

(a)          The Borrower may, at any time at its sole expense and effort, require any Lender (i) that has requested compensation from the Borrower under Section 2.14(a) or Section 2.14(b) or payments from the Borrower under Section 2.15, (ii) the obligation of which to make or maintain LIBOR Loans has been suspended under Section 2.14(f), or (iii) or if any Lender defaults in its obligation to fund Loans hereunder, in any case upon notice to such Lender, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii)          in the case of any such assignment resulting from a request for compensation under Section 2.14(a) or Section 2.14(b) or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii)	such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b)          If any Lender requests compensation under Section 2.14(a) or Section 2.14(b), or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender gives a notice pursuant to Section 2.14(f), then such Lender shall use reasonable efforts to avoid any such costs, reductions or Indemnified Taxes in respect of which amounts are claimed, including the filing of any certificate or document reasonably requested by the Borrower or the designation of a different Lending Office for funding or booking its Loans hereunder or the assignment of its rights and obligations hereunder to another of its offices, branches or affiliates, if such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14(a), Section 2.14(b) or Section 2.15, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.14(f), as applicable, and (ii) in each case, in the good faith judgment of such Lender, (A) would not subject such Lender to any unreimbursed cost or expense, (B) would not be inconsistent with any legal or regulatory restriction or preexisting internal policy applicable to such Lender and (C) would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1        Conditions Precedent to the Closing Date. The obligations of the Lender to make Loans shall not become effective until the date (the “Closing Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 9.5):

(a)          The Lender shall have received the following, each of which shall be originals or telecopies or in an electronic format acceptable to the Lender (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date prior to the Closing Date) and each in a form and substance reasonably satisfactory to the Lender:

(i)           executed counterparts of this Agreement in such number of copies as the Lender shall require;

(ii)	an executed Note;

(iii)         a certificate, signed by a Responsible Officer of the Borrower, in form and substance satisfactory to the Lender, certifying that (i) all representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are true and correct in all material respects as of the Closing Date (except representations and warranties which relate solely to a specific earlier date, which shall have been true and correct in all material respects as of such earlier date), (ii) there are no material insurance regulatory proceedings pending or threatened in writing against the Borrower or any Insurance Subsidiary in any jurisdiction, (iii) no Default or Event of Default exists as of the Closing Date and (iv) there has not occurred since December 31, 2005 any event or circumstance that has resulted or in the judgment of such officer could reasonably be expected to result in a Material Adverse Effect;

(iv)         a certificate of the secretary or an assistant secretary of the Borrower, in form and substance reasonably satisfactory to the Lender, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of the Borrower, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws or similar governing document of the Borrower, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of the Borrower authorizing the execution, delivery and performance of this Agreement and the other Credit Documents, and as to the incumbency and genuineness of the signature of each officer of the Borrower executing this Agreement or any of the other Credit Documents, and attaching all such copies of the documents described above;

(v)          a Compliance Certificate calculated on a pro forma basis as of September 30, 2006 after giving effect to the making of the initial Borrowing (if any); and

(vi)         a certificate as of a recent date of the good standing of the Borrower under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction;

(b)          On the Closing Date, the Lender shall have received an opinion, in form and substance reasonably satisfactory to the Lender, addressed to the Lender and dated the Closing Date, from (i) Hunton & Williams, special North Carolina counsel to the Borrower, and (ii) James E. Nelson, Senior Vice President, General Counsel & Secretary to the Borrower, which opinions shall cover the matters contained in Exhibit C;

(c)          All approvals, permits and consents of any Governmental Authorities (including, without limitation, all relevant Insurance Regulatory Authorities) or other Persons required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained (without the imposition of conditions that are not reasonably acceptable to the Lender), and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Lender shall have received such copies thereof as it shall have requested and such documents and papers where appropriate to be certified by proper corporate or governmental authorities; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Agreement, any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby, or that could reasonably be expected to have a Material Adverse Effect;

(d)          Since December 31, 2005, both immediately before and after giving effect to the making of the initial Borrowing (if any), there shall not have occurred any event having a Material Adverse Effect, or any event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect;

(e)          The Borrower shall have paid (i) to Wachovia a facility fee equal to 0.15% of the Commitment on the Closing Date and (ii) all other fees and reasonable expenses of the Lender required hereunder or under any other Credit Document to be paid on or prior to the Closing Date (including, without limitation, legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby;

(f)           The Lender shall have received satisfactory confirmation that the current Financial Strength Rating of Kanawha Insurance Company is “A-” or better;

(g)          The Lender shall have received an Account Designation Letter from an Authorized Officer of each Borrower;

(h)          Concurrently with the making of the initial Loans hereunder, (i) all principal, interest and other amounts outstanding under the Subordinated Promissory Note shall be repaid and satisfied in full and (ii) any Liens securing the Subordinated Promissory Note shall be released and any related filings terminated of record; and the Lender shall have received evidence of the foregoing satisfactory to it, including a payoff letter executed by the holder of the Subordinated Promissory Note; and

(i)           The Lender shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

Section 3.2        Conditions Precedent to All Borrowings. The obligation of the Lender to make any Loan (including on the Closing Date) shall be subject to the prior or concurrent satisfaction (in form and substance reasonably satisfactory to the Lender) of each of the conditions precedent set forth below:

(a)          The Lender shall have received a Notice of Borrowing in accordance with Section 2.2(b);

(b)          Each of the representations and warranties set forth in this Agreement and in the other Credit Documents shall be true and correct in all material respects on and as of the date of any Borrowing, with the same effect as if made on and as of such date, both immediately before and after giving effect to such Borrowing (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date);

(c)          No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to such Borrowing.

Each giving of a Notice of Borrowing, and the consummation of each Borrowing, shall be deemed to constitute a representation and warranty by the Borrower that the statements contained in Section 3.2(b) through Section 3.2(c) above are true, both as of the date of such notice or request and as of the date such Borrowing is made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to extend the credit contemplated hereby, the Borrower represents and warrants to the Lender as follows:

Section 4.1        Organization and Power. Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the full corporate power and authority to own and hold its property and to engage in its business as presently conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2        Authorization; Enforceability. The Borrower has the full corporate power and authority to execute, deliver and perform its obligations under the Credit Documents and has taken all necessary corporate action to execute, deliver and perform its obligations under each of the Credit Documents, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery by the Borrower will constitute, the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles regardless of whether enforceability is considered in a proceeding in equity or at law.

Section 4.3        No Violation. The execution, delivery and performance by the Borrower of this Agreement and each of the other Credit Documents, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its certificate of incorporation or bylaws, (ii) contravene any other Requirement of Law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any material indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv) result in or require the creation or imposition of any Lien upon any of its properties or assets, other than, in the case of clauses (ii), (iii) and (iv), such contraventions, conflicts, breaches, defaults and creation or imposition of Liens that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.4	Governmental and Third-Party Authorization; Permits.

(a)          No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by the Borrower of this Agreement or any of the other Credit Documents or the legality, validity or enforceability hereof or thereof, other than such consents, approvals, authorizations and other actions that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower and its Subsidiaries has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)          Schedule 4.4 lists with respect to each Insurance Subsidiary, as of the Closing Date, all of the jurisdictions in which such Insurance Subsidiary holds licenses (including, without limitation, licenses or certificates of authority from relevant Insurance Regulatory

Authorities), permits or authorizations to transact insurance and reinsurance business (collectively, the “Licenses”), and indicates the type or types of insurance in which each such Insurance Subsidiary is permitted to be engaged with respect to each License therein listed. (i) No such License is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings and (ii) no such suspension, revocation or limitation is threatened in writing by any relevant Insurance Regulatory Authority, that, in each instance under (i) and (ii) above, could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Insurance Subsidiary transacts any insurance business, directly or indirectly, in any jurisdiction other than those listed on Schedule 4.4, where such business requires any license, permit or other authorization of an Insurance Regulatory Authority of such jurisdiction except to the extent that the failure to have any such license, permit or other authorization could not reasonably be expected to have a Material Adverse Effect.

Section 4.5        Litigation. Except as disclosed in the Borrower’s 2005 Form 10-K and as supplemented in written disclosure to the Lender delivered prior to execution of this Agreement, there are no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law or in equity before any Governmental Authority or in arbitration, against or affecting the Borrower or any of its Subsidiaries or any of their respective properties (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) with respect to this Agreement or any of the other Credit Documents.

Section 4.6       Taxes. Each of the Borrower and its Subsidiaries has timely filed all federal, state, local and foreign tax returns and reports required to be filed by it and has paid all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than (i) those taxes, assessments, fees and other charges that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP, or (ii) where the failure to file such returns and reports or the failure to pay such taxes, assessments, fees and other charges could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such returns are true, correct and complete in all material respects. There is no ongoing audit or examination or other investigation by any Governmental Authority of the tax liability of the Borrower or any of its Subsidiaries the outcome of which could reasonably be expected to have a Material Adverse Effect. There is no unresolved claim by any Governmental Authority concerning the tax liability of the Borrower or any of its Subsidiaries for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with GAAP or that could not reasonably be expected to have a Material Adverse Effect.

Section 4.7	Subsidiaries.

(a)          Set forth on Schedule 4.7 is a complete and accurate list of all of the Subsidiaries of the Borrower as of the Closing Date, together with, for each such Subsidiary, and, as to each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding direct ownership interests in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 4.7, each of the Borrower and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.7.

(b)          No Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

Section 4.8        Full Disclosure. No written statement, certificate, exhibit or report (other than financial projections and forecasts) furnished to the Lender by or on behalf of the Borrower for purposes of or in connection with this Agreement, the other Credit Documents and the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Written statements, certificates, exhibits and reports furnished to the Lender by or on behalf of the Borrower consisting of financial projections and forecasts were prepared based on good faith estimates and reasonable assumptions of the management of the Borrower, it being recognized by the Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

Section 4.9        Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose that would violate or be inconsistent with Regulations T, U or X or Section 7 of the Exchange Act.

Section 4.10      No Material Adverse Effect. There has been no Material Adverse Effect since December 31, 2005, and to the knowledge of Borrower, there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect.

Section 4.11	Financial Matters.

(a)          The Borrower has heretofore furnished to the Lender copies of (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2005 and 2004 and the related statements of income, stockholders’ equity and cash flows for the fiscal years or period then ended, together with the opinion of Ernst & Young LLP thereon and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2006, and the related statements of income, stockholders’ equity and cash flows for the nine-month period then ended. Such consolidated financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by such accounting principles and to normal year end adjustments) and present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries, and the results of their operations and their cash flows, as of the dates and for the periods indicated. Except for liabilities and obligations disclosed or provided for in the most recent financial statements referred to above and the notes thereto or the most recent financial statements and the notes thereto delivered pursuant to Section 5.1, as of the date of such financial statements, neither the Borrower nor any of its Subsidiaries has any material liability or obligation that, in accordance with GAAP, would have been required to have been disclosed or provided for in such financial statements or the notes thereto.

(b)          The Borrower has heretofore furnished to the Lender copies of (i) the Annual Statements of Kanawha Insurance Company as of December 31, 2005 and 2004 and for the fiscal years then ended, each as filed with the relevant Insurance Regulatory Authority and (ii) the Quarterly Statement of Kanawha Insurance Company as of September 30, 2006, and for the nine-month period then ended, each as filed with the relevant Insurance Regulatory Authority (collectively, the “Historical Statutory Statements”). The Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared, in all material respects, in accordance with SAP (except as may be reflected in the notes thereto and subject, with respect to the Quarterly Statements, to the absence of notes required by SAP and to normal year end adjustments), were in all material respects, in compliance with applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective Material Insurance Subsidiaries covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flows of the respective Material Insurance Subsidiaries covered thereby for the respective periods then ended. Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Material Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such Historical Statutory Statements.

Section 4.12	ERISA.

(a)          Each of the Borrower and its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA, and each Plan is and has been administered in compliance in all respects with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Code, except for any noncompliance that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No ERISA Event (i) has occurred within the five-year period prior to the Closing Date and is continuing, or (ii) to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan, in either case that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Plan has any Unfunded Pension Liability as of the date of the most recent actuarial report applicable thereto, and neither the Borrower nor any of its ERISA Affiliates has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA, in either instance where the same could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)          Neither the Borrower nor any of its ERISA Affiliates has had a complete or partial withdrawal from any Multiemployer Plan for which there exists unsatisfied withdrawal liability that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and neither the Borrower nor any of its ERISA Affiliates would become subject to any withdrawal liability under ERISA that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect if the Borrower or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date for the Multiemployer Plans. To the knowledge of the Borrower, no Multiemployer Plan is in “reorganization” or is “insolvent” within the meaning of such terms under ERISA.

Section 4.13    Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, to the knowledge of Borrower, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required for its business under any Environmental Law, or (ii) is involved in any suit, action or proceeding, or has received any written notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims.

Section 4.14     Compliance With Laws. Each of the Borrower and its Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except for any failure to timely file, any failure to retain and any noncompliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.15      Investment Company Act. The Borrower is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16      Insurance. The assets, properties and business of each of the Borrower and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

Section 4.17	OFAC; PATRIOT Act.

(a)          Neither the Borrower nor any of its Subsidiaries, in each case that is subject to OFAC, is a Sanctioned Person or does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC that are applicable to it.

(b)          Each of the Borrower and its Subsidiaries, in each case that is subject to the PATRIOT Act, is in compliance in all material respects with the provisions of the PATRIOT Act that are applicable to it. No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the termination of the Commitment and the payment in full in cash of all principal and interest with respect to the Loans together with all fees, expenses and other amounts then due and owing hereunder, the Borrower covenants and agrees that:

Section 5.1	GAAP Financial Statements. The Borrower will deliver to the Lender:

(a)          As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the first fiscal quarter of fiscal year 2007, unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for the Borrower and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and

(b)          As soon as available and in any event within 120 days after the end of each fiscal year, beginning with fiscal year ending December 31, 2006, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, cash flows and shareholders’ equity for the Borrower and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative consolidated figures as of the end of and for the preceding fiscal year, all in reasonable detail and (with respect to the audited statements) certified by the independent certified public accounting firm regularly retained by the Borrower or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Lender, together with a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such consolidated financial statements present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries, and the results of their operations and their cash flows, as of the dates and for the periods indicated, in accordance with GAAP.

Section 5.2        Statutory Financial Statements. The Borrower will deliver to the Lender as soon as available and in any event within 60 Business Days after the required filing date, an Annual Statement of each Insurance Subsidiary as of the end of each fiscal year beginning with the fiscal year ending December 31, 2006, and within 45 Business Days of the required filing date, a Quarterly Statement of each Insurance Subsidiary as of the end of each fiscal quarter beginning with the fiscal quarter ending March 31, 2007, in each case in the form filed with the Insurance Regulatory Authority in its jurisdiction of domicile, prepared in accordance with SAP, in each case applied on a basis consistent with that of the preceding reporting period or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year.

Section 5.3        Other Business and Financial Information. The Borrower will deliver to the Lender:

(a)          Concurrently with each delivery of the financial statements described in Section 5.1, a Compliance Certificate in the form of Exhibit B with respect to the period covered by the financial statements then being delivered, executed by a Financial Officer of the Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the respective financial covenants set forth in Article VI of this Agreement as of the last day of the period covered by such financial statements;

(b)          Promptly upon filing with the relevant Insurance Regulatory Authority and in any event within 150 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2006, a copy of the “Statement of Actuarial Opinion” of each Insurance Subsidiary as to the adequacy of its loss reserves as of such fiscal year-end, together with a copy of its management discussion and analysis in connection therewith (but only if and to the extent required by the applicable Insurance Regulatory Authority with regard to such Insurance Subsidiary), each in the format prescribed by the applicable insurance laws of such Insurance Subsidiary’s jurisdiction of domicile;

(c)          Promptly after and in any event no later than the 30th Business Day after the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that the Borrower or any of its Subsidiaries shall send or make available generally to its shareholders, (ii) all reports (other than earnings press releases) on Form 10-Q, Form 10-K or Form 8-K (or their successor forms) or registration statements and prospectuses (other than on Form S-8 or its successor form) that the Borrower or any of its Subsidiaries shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, (iii) all reports on Form A (or any successor form) that any Insurance Subsidiary shall file with any Insurance Regulatory Authority, (iv) all material reports on examination or similar material reports, financial examination reports or market conduct examination reports by the NAIC or any Insurance Regulatory Authority or other Governmental Authority with respect to any Insurance Subsidiary’s insurance business and (v) all material filings made under applicable state insurance holding company acts by the Borrower or any of its Subsidiaries, including, without limitation, filings seeking approval of transactions with Affiliates;

(d)          Promptly after (and in any event within five Business Days after (or within three Business Days after in the case of clause (i) below)) any Responsible Officer of the Borrower obtaining knowledge thereof, written notice of any of the following:

(i)           the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

(ii)          the institution or threatened institution of any action or suit against or affecting the Borrower or any of its Subsidiaries, or any investigation or proceeding by any Insurance Regulatory Authority or other Governmental Authority (other than inquiries and routine periodic investigations or reviews), that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 4.5 or this subsection;

(iii)        the receipt by the Borrower or any of its Subsidiaries from any Insurance Regulatory Authority or other Governmental Authority of (i) any written notice asserting any failure by the Borrower or any of its Subsidiaries to be in compliance with applicable Requirements of Law or that threatens the taking of any action against the Borrower or such Subsidiary or sets forth circumstances that, if taken or adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) any written notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of the Borrower or any of its Subsidiaries, where such action could reasonably be expected to have a Material Adverse Effect or (iii) the appointment of any inspector or any conservator for any Insurance Subsidiary;

(iv)         the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, together with (x) a written statement of a Responsible Officer of the Borrower specifying the details of such ERISA Event and the action that the Borrower has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to the Borrower or such ERISA Affiliate with respect to such ERISA Event;

(v)          the occurrence of any decrease in the Financial Strength Rating given to any Insurance Subsidiary by A.M. Best Company;

(vi)         the occurrence of any actual changes in any insurance statute or regulation governing the investment or dividend practices of any Insurance Subsidiary that could reasonably be expected to have a Material Adverse Effect; and

(vii)       any other matter or event that has, or could reasonably be expected to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of the Borrower setting forth the nature and period of existence thereof and the action that the Borrower has taken and proposes to take with respect thereto;

(e)          Promptly, notice of the receipt by the Borrower or any of its Subsidiaries of any written notice of any denial of coverage or claim, litigation or arbitration with respect to any Reinsurance Agreement to which it is a ceding party, involving unreserved claims in excess of 10% of Consolidated Net Worth; and

(f)           As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of the Borrower or any of its Material Subsidiaries (including any Plan and any information required to be filed under ERISA) as the Lender may from time to time reasonably request.

Section 5.4       Corporate Existence; Franchises; Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, (i) except as expressly permitted otherwise by Section 7.1, maintain and preserve in full force and effect its legal existence, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (iii) continue to conduct and operate its businesses substantially as conducted and operated during the present and preceding fiscal years and (iv) keep all material properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced.

Section 5.5        Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply could not have, or reasonably be expected to have, a Material Adverse Effect.

Section 5.6        Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of the Borrower or any of its Subsidiaries; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Borrower or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with GAAP.

Section 5.7        Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.

Section 5.8        Maintenance of Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP or SAP, as applicable, and in compliance with the requirements of any Governmental Authority having jurisdiction over it and (ii) permit employees or agents of the Lender to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to and in the presence of (except during the continuance of an Event of Default) the Borrower, the independent public accountants of the Borrower and its Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Subsidiaries), provided that such independent public accountants agree to participate in such discussions, all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested, and in the event a Default or Event of Default has occurred and is continuing, the Borrower agrees to pay the expense of such independent public accountants, otherwise the cost of such independent public accountants shall be paid by the Lender.

Section 5.9       Dividends. The Borrower will take all action necessary to cause its Subsidiaries to make such dividends, distributions or other payments to it as shall be necessary for the Borrower to make payments of the principal of and interest on its Loans in accordance with the terms of this Agreement. In the event the approval of any Governmental Authority or other Person is required in order for any such Subsidiary to make any such dividends, distributions or other payments to the Borrower, or for the Borrower to make any such principal or interest payments, the Borrower will forthwith exercise its commercially reasonable efforts to obtain such approval.

Section 5.10     OFAC; PATRIOT Act Compliance. The Borrower will, and will cause each of its Subsidiaries to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC and (ii) provide such information and take such actions as is reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the PATRIOT Act.

ARTICLE VI

FINANCIAL COVENANTS

Until the termination of the Commitment and the payment in full in cash of all principal and interest with respect to the Loans together with all fees, expenses and other amounts then due and owing hereunder, the Borrower covenants and agrees that:

Section 6.1        Maximum Consolidated Indebtedness to Total Capitalization. The ratio of Consolidated Indebtedness to Total Capitalization at all times shall not be greater than 0.30 to 1.0.

Section 6.2        Minimum Available Dividend Amount. Available Dividend Amount shall be at all times an amount not less than $5,000,000.

Section 6.3       Ratings. The Borrower (i) will cause Kanawha Insurance Company to maintain a Financial Strength Rating at all times and (ii) will not permit or cause the Financial Strength Rating of Kanawha Insurance Company to be lower than “B++” at any time.

ARTICLE VII

NEGATIVE COVENANTS

Until the termination of the Commitment and the payment in full in cash of all principal and interest with respect to the Loans together with all fees, expenses and other amounts then due and owing hereunder, the Borrower covenants and agrees that:

Section 7.1       Fundamental Changes. Except as permitted under Section 7.4, the Borrower will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that the Borrower or any Subsidiary may merge into or consolidate with any other Person so long as (y) the surviving corporation is the Borrower or a Wholly Owned Subsidiary of the Borrower (and in any event, if the Borrower is a party to such merger or consolidation, the surviving corporation shall be the Borrower) and (z) immediately after giving effect thereto, no Default or Event of Default would occur or exist.

Section 7.2	Indebtedness.

(a)          The Borrower will not, create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for (i) the Obligations and (ii) other Indebtedness which is either incurred in connection with any Lien permitted under Section 7.3 or pari passu in right of payment with, or subordinated in right of payment to, the Obligations, so long as upon the incurrence thereof no Default or Event of Default would occur or exist.

(b)          No Subsidiary of the Borrower will create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for:

(i)           Indebtedness existing on the date hereof and described in Schedule 7.2 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(ii)	Indebtedness of Subsidiaries of the Borrower owing to the Borrower;

(iii)        Indebtedness consisting of current liabilities not for borrowed money incurred in the ordinary course of business; and

(iv)         Indebtedness which is incurred in connection with any Lien permitted under Section 7.3.

Section 7.3       Liens. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than the following:

(i)	Permitted Liens;

(ii)          Liens in existence on the Closing Date and set forth on Schedule 7.3 and extensions, renewals and replacements thereof so long as the outstanding principal amount of the Indebtedness secured by any such Lien is not increased; and

(iii)	Liens securing any Indebtedness permitted under Section 7.2(b)(ii).

Section 7.4        Disposition of Assets. The Borrower will not, and will not permit or cause any of its Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties (including, without limitation, any Capital Stock of any Subsidiary), or enter into any arrangement with any Person providing for the lease by the Borrower or any Subsidiary as lessee of any asset that has been sold or transferred by the Borrower or such Subsidiary to such Person, or agree to do any of the foregoing, except for:

(i)           sales of assets in the ordinary course of business for fair market value;

(ii)          the sale, lease or other disposition of assets by a Subsidiary of the Borrower to the Borrower or to another Wholly Owned Subsidiary, to the extent permitted by applicable Requirements of Law and each relevant Insurance Regulatory Authority; provided that (y) immediately after giving effect thereto, no Default or Event of Default would occur or exist and (z) such sale or disposition would not adversely affect the ability of any Insurance Subsidiary party thereto to pay dividends or otherwise make distributions in respect of its Capital Stock; and

(iii)        the sale of a block or blocks of insurance policies on the books of the Borrower, which sale(s) shall not exceed in the aggregate policies with combined direct annualized premium of $25,000,000.

Section 7.5        Investments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, make any Investments, except:

(i)           Investments held by the Borrower or such Subsidiary in accordance with the Investment Policy;

(ii)          advances to officers, directors and employees of the Borrower and its Subsidiaries, for travel, entertainment, relocation and analogous ordinary business purposes;

(iii)        Investments in the Borrower or any Wholly-Owned Subsidiary of the Borrower;

(iv)         Investments consisting of securities received in settlement of claims, the extension of trade credit, the creation of prepaid expenses, and the purchase of inventory, supplies, equipment and other assets, in each case by the Borrower and its Subsidiaries in the ordinary course of business;

(v)          Investments in reverse repurchase agreements and securities lending transactions in the ordinary course of business; and

(vi)         Investments in connection with Reinsurance Agreements or other insurance products in the ordinary course of business.

Section 7.6        Transactions with Affiliates. The Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Borrower Party or such Subsidiary other than:

(i)           transactions between or among any of the Borrower and its Wholly-Owned Subsidiaries, or between or among any of such Wholly-Owned Subsidiaries; and

(ii)          transactions with Affiliates in good faith in the ordinary course of the Borrower’s business consistent with past practice and on terms no less favorable to the Borrower or any Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from a Person that is not an Affiliate.

Section 7.7        Restricted Payments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock (other than the grant of stock or stock options to any director, officer or employee of the Borrower pursuant to a written plan or agreement), or set aside funds for any of the foregoing, except that (i) any Subsidiary may declare and pay dividends on or make distributions to the Borrower and (ii) the Borrower may repurchase its Capital Stock, provided no Default or Event of Default shall have occurred and be continuing, both immediately before and after giving effect to any such repurchase.

Section 7.8        Lines of Business. The Borrower will not, and will not permit or cause any of its Subsidiaries to, engage to any material extent in any business other than the life reinsurance or insurance business and other businesses engaged in by the Borrower and their respective Subsidiaries on the date hereof or a business reasonably related thereto.

Section 7.9         Fiscal Year. The Borrower will not, and will not permit or cause any of its Subsidiaries to, change the ending date of its fiscal year to a date other than December 31 unless (i) the Borrower shall have given the Lender written notice of its intention to change such ending date at least sixty (60) days prior to the effective date thereof and (ii) prior to such effective date this Agreement shall have been amended to make any changes in the financial covenants and other terms and conditions to the extent necessary, in the reasonable determination of the Lender, to reflect the new fiscal year ending date.

Section 7.10      Accounting Changes. The Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required or permitted by GAAP or SAP, as applicable.

Section 7.11     Limitation on Certain Restrictions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (i) the ability of the Borrower to perform and comply with its obligations under the Credit Documents or (ii) the ability of any Subsidiary of the Borrower to make any dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, to make loans or advances to the Borrower or any other Subsidiary, or to transfer any of its assets or properties to the Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of (a) the Credit Documents and (b) applicable Requirements of Law.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1        Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)          The Borrower shall fail to pay (i) any principal of any Loan when due or (ii) any interest on any Loan, any fee or any other Obligation under this Agreement or under the other Credit Documents within three (3) Business Days after such interest, fee or other amount becomes due in accordance with the terms hereof or thereof; or

(b)          The Borrower shall (i) fail to, or fail to cause its Subsidiaries that are subject thereto to, observe, perform or comply with any condition, covenant or agreement applicable to it contained in any of Section 2.13, Section 5.3(d)(i) or Section 5.4(i), Article VI and Article VII or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in Section 5.1 and (in the case of this clause (ii) only) such failure shall continue unremedied for a period of 10 days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Lender to the Borrower; or

(c)          The Borrower shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in Section 8.1(a) and (b), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (y) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Lender to the Borrower; or

(d)          Any representation or warranty made or deemed made by or on behalf of the Borrower in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished at any time in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the time made or deemed made; or

(e)          The Borrower or any of its Subsidiaries shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period or notice provision) (y) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement or a Hedge Agreement) having an aggregate principal amount of at least $1,000,000 or (z) any termination or other payment under any Hedge Agreement having a net termination obligation of at least $1,000,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness or Hedge Agreement, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness or Hedge Agreement (or a trustee or agent on its or their behalf) to cause (with or without the giving of notice, lapse of time, or both), without regard to any subordination terms with respect thereto, such Indebtedness or Hedge Agreement to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity; or

(f)           the Borrower or any of its Subsidiaries, shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 8.1(g) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing; or

(g)          Any involuntary petition or case shall be filed or commenced against the Borrower or any of its Subsidiaries, seeking liquidation, winding up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding; or

(h)          Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (to the extent not paid or fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has the financial ability to perform and has acknowledged liability in writing) in excess of $1,000,000 shall be entered or filed against the Borrower, any of its Subsidiaries, or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale of such property thereunder; or

(i)           Any ERISA Event shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events then existing, there shall exist a reasonable likelihood that the Borrower or any ERISA Affiliate would incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $1,000,000; or

(j)           Any Insurance Regulatory Authority or other Governmental Authority having jurisdiction shall issue any order of conservation, supervision, rehabilitation or liquidation or any other order of similar effect in respect of any Insurance Subsidiary; or

(k)          At any time, Kanawha Insurance Company shall cease to be a Wholly Owned Subsidiary of the Borrower other than as otherwise permitted in this Agreement; or

(l)           Any of the following shall occur: (i) any Person or group of Persons acting in concert as a partnership or other group, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Borrower representing 40% or more of the Total Voting Power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or (ii) the Board of Directors of the Borrower shall cease to consist of a majority of the individuals who constituted the Board of Directors as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the Board of Directors of the Borrower as of the date hereof (or their replacements approved as herein required).

Section 8.2        Remedies; Termination of Commitment, Acceleration, Etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Lender may take any or all of the following actions at the same or different times:

(a)          Declare the Commitment to be terminated, whereupon the same shall terminate; provided that, upon the occurrence of a Bankruptcy Event, the Commitment shall automatically be terminated;

(b)          Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Note and the other Credit Documents shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower (provided that, upon the occurrence of a Bankruptcy Event or an Event of Default pursuant to Section 8.1(j), all of the outstanding principal amount of the Loans and all other amounts described in this subsection (b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower); and

(c)          Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

Section 8.3       Remedies; Set Off. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates may, and each is hereby authorized at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Borrower, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by the Lender or any such Affiliate to or for the credit or the account of the Borrower against any or all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Documents to the Lender, whether or not such Obligations may be contingent or unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE IX

MISCELLANEOUS

Section 9.1	Expenses; Indemnity; Damage Waiver.

(a)          The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications, consents or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)          The Borrower shall indemnify the Lender and each Related Party of the Lender (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee)(collectively, “Losses”), incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any

Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)          To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(d)          All amounts due under this Section shall be payable by the Borrower upon demand therefor.

Section 9.2        Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a)          THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL (EXCEPT AS MAY BE EXPRESSLY OTHERWISE PROVIDED IN ANY CREDIT DOCUMENT) BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NORTH CAROLINA (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF).

(b)          THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NORTH CAROLINA SITTING IN MECKLENBURG COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF NORTH CAROLINA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION

THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN Section 9.2(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 9.4. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.3	Arbitration; Preservation and Limitation of Remedies.

(a)          Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Credit Document (“Disputes”) between or among the Borrower and the Lender, shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims arising out of or connected with the transactions contemplated by this Agreement and the other Credit Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”), as in effect from time to time, and the Federal Arbitration Act, Title 9 of the U.S. Code, as amended. All arbitration hearings shall be conducted in the city in which the principal office of the Lender is located. A hearing shall begin within 90 days of demand for arbitration and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. The parties do not waive applicable federal or state substantive law except as provided herein.

Notwithstanding the preceding binding arbitration provisions, the parties hereto agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, either alone, in conjunction with or during a Dispute. Any party hereto shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any collateral by exercising a power of sale granted pursuant to any of the Credit Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-

help, including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies, including injunctive relief, sequestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute. The parties hereto agree that no party shall have a remedy of punitive or exemplary damages against any other party in any Dispute, and each party hereby waives any right or claim to punitive or exemplary damages that it has now or that may arise in the future in connection with any Dispute, whether such Dispute is resolved by arbitration or judicially. The parties acknowledge that by agreeing to binding arbitration they have irrevocably waived any right they may have to a jury trial with regard to a Dispute. The Borrower agrees to pay the reasonable fees and expenses of counsel to the Lender in connection with any Dispute subject to arbitration as provided herein; provided, however, that the Borrower will not pay such fees and expenses if such Dispute is concluded in favor of the Borrower.

Section 9.4	Notices; Effectiveness; Electronic Communication.

(a)          All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the Borrower or the Lender at the address (or telecopier number) specified for such person on Schedule 1.1(a). Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.4(b) shall be effective as provided in Section 9.4(b).

(b)          Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other party hereto.

Section 9.5       Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by the Borrower from, any provision of this Agreement or any other Credit Document shall be effective unless in a writing signed by the Lender, and then the same shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.6	Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.6(d) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          The Lender may at any time assign to one or more financial institutions all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment must be approved (so long as no Default or Event of Default has occurred and is continuing) by the Borrower, each such consent not to be unreasonably withheld or delayed, unless the Person that is the proposed assignee is an Eligible Assignee. If requested by or on behalf of the Eligible Assignee, the Borrower, at its own expense, will execute and deliver to such Eligible Assignee a new Note to the order of such Eligible Assignee (and, if the Lender has retained any portion of its rights and obligations hereunder, to the order of the Lender), as necessary to reflect, after giving effect to the assignment, the Commitments and/or outstanding Loans, as the case may be, of the Eligible Assignee and (to the extent of any retained interests) the Lender.

(c)          The Lender shall maintain at its address for notices referred to in Schedule 1.1(a) a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(d)          The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any Affiliates or Subsidiaries of the Borrower) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.

(e)          A Participant shall not be entitled to receive any greater payment under Section 2.14(a), Section 2.14(b) or Section 2.15 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender, and Section 2.15(e) shall be read accordingly.

(f)           The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(g)          Any Lender or Participant may, in connection with any assignment, participation, or pledge pursuant to this Section 9.6, disclose to any proposed assignee, Participant or pledgee, any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such proposed assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lender under Section 9.11.

Section 9.7        No Waiver. The rights and remedies of the Lender expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between the Borrower and the Lender or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

Section 9.8        Survival. All representations, warranties and agreements made by or on behalf of the Borrower in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof, the making and repayment of the Loans. In addition, notwithstanding anything herein to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of costs and expenses, including, without limitation, the provisions of Section 2.14(a), Section 2.14(b), Section 2.15, and Section 9.1, shall survive the payment in full of all Loans, the termination of the Commitment, and any termination of this Agreement or any of the other Credit Documents.

Section 9.9        Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

Section 9.10    Construction. The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

Section 9.11      Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the NAIC), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries or Affiliates or any other party hereto.

For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.12     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by each of the parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.13      USA PATRIOT Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow the Lender to identify the Credit Parties in accordance with the PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

KMG AMERICA CORPORATION

By:	__________________________________________
Title:	__________________________________________

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	__________________________________________
Title:	__________________________________________

EXHIBIT A

Borrower’s Taxpayer Identification No. _____________

NOTE

$15,000,000	December __, 2006

Charlotte, North Carolina

FOR VALUE RECEIVED, KMG AMERICA CORPORATION, a company incorporated under the laws of the Commonwealth of Virginia (the “Borrower”), hereby promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (the “Lender”), at its offices located at One Wachovia Center, 301 South College Street, Charlotte, North Carolina (or at such other place or places as the Lender may designate), at the times and in the manner provided in the Credit Agreement, dated as of December 21, 2006 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), among the Borrower and the Lender, the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000), under the terms and conditions of this promissory note (this “Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also promises to pay interest on the aggregate unpaid principal amount of this Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

This Note is issued to evidence the Loans made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note.

In the event of an acceleration of the maturity of this Note, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina (without regard to the conflicts of law provisions thereof). The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina, although the Lender shall not be limited to bringing an action in such courts.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized corporate officer as of the day and year first above written.

KMG AMERICA CORPORATION

By:	________________________________
Name:	________________________________
Title:	________________________________

EXHIBIT B-1

NOTICE OF BORROWING

Wachovia Bank, National Association

[Need Address]

Charlotte, North Carolina 28288

Attention: [Name]

Ladies and Gentlemen:

The undersigned, KMG America Corporation (the “Borrower”), refers to the Credit Agreement, dated as of December 21, 2006, among the Borrower and you, as the Lender named therein (as amended, modified, restated or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.2(b) of the Credit Agreement, hereby gives you, as Lender, irrevocable notice that the Borrower requests a Borrowing of Loans under the Credit Agreement, and to that end sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(b) of the Credit Agreement:

(i)               The aggregate principal amount of the Proposed Borrowing is $_______.1

(ii)  The Loans comprising the Proposed Borrowing shall be initially made as [Base Rate Loans] [LIBOR Loans].2

(iii) [The initial Interest Period for the LIBOR Loans comprising the Proposed Borrowing shall be [one/two/three/six months].]3

(iv) The Proposed Borrowing is requested to be made on _______ __, 200_ (the “Borrowing Date”).4

The Borrower hereby certifies that the following statements are true on and as of the date hereof and will be true on and as of the Borrowing Date:

_________________________

1 Amount of Proposed Borrowing must comply with Section 2.2(b) of the Credit Agreement.

2 Select the applicable Type of Loans.

3 Include this clause in the case of a Proposed Borrowing comprised of LIBOR Loans, and select the applicable Interest Period.

4 Shall be a Business Day at least three Business Days after the date hereof in the case of LIBOR Loans.

A.           Each of the representations and warranties contained in Article IV of the Credit Agreement and in the other Credit Documents is and will be true and correct on and as of each such date, with the same effect as if made on and as of each such date, both immediately before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date);

B.           No Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom; and

C.           After giving effect to the Proposed Borrowing, the aggregate principal amount of Loans outstanding will not exceed the Commitment.

Very truly yours,

KMG AMERICA CORPORATION

By:	_________________________________

Title:	_________________________________

2

EXHIBIT B-2

NOTICE OF CONVERSION/CONTINUATION

Wachovia Bank, National Association

[Need Address]

Charlotte, North Carolina 28288

Attention: [Name]

Ladies and Gentlemen:

The undersigned, KMG America Corporation (the “Borrower”), refers to the Credit Agreement, dated as of December 21, 2006, among the Borrower and you, as the Lender named therein (as amended, modified, restated or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.9(b) of the Credit Agreement, hereby gives you, as Lender, irrevocable notice that the Borrower requests a [conversion] [continuation]1 of Loans under the Credit Agreement, and to that end sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.9(b) of the Credit Agreement:

(i)    The Proposed [Conversion] [Continuation] is requested to be made on _______________.2

(ii)  The Proposed [Conversion] [Continuation] involves $____________3 in aggregate principal amount of Loans made pursuant to a Borrowing on ________________,4 which Loans are presently maintained as [Base Rate] [LIBOR] Loans and are proposed hereby to be [converted into Base Rate Loans] [converted into LIBOR Loans] [continued as LIBOR Loans].5

_________________________

1 Insert “conversion” or “continuation” throughout the notice, as applicable.

2 Shall be a Business Day at least one Business Day after the date hereof (in the case of any conversion of LIBOR Loans into Base Rate Loans) or at least three Business Days after the date hereof (in the case of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans), and additionally, in the case of any conversion of LIBOR Loans into Base Rate Loans, or continuation of LIBOR Loans, shall be the last day of the Interest Period applicable to such LIBOR Loans.

3 Amount of Proposed Conversion or Continuation must comply with Section 2.9(b) of the Credit Agreement.

4 Insert the applicable Borrowing Date for the Loans being converted or continued.

5 Complete with the applicable bracketed language.

(iii) [The initial Interest Period for the Loans being [converted into] [continued as] LIBOR Loans pursuant to the Proposed [Conversion] [Continuation] shall be [one/two/three/six months].]6

The Borrower hereby certifies that the following statement is true both on and as of the date hereof and on and as of the effective date of the Proposed [Conversion] [Continuation]: no Default or Event of Default has or will have occurred and is continuing or would result from the Proposed [Conversion] [Continuation].

Very truly yours,

KMG AMERICA CORPORATION

By:	_________________________________

Title:	_________________________________

_________________________

6 Include this clause in the case of a Proposed Conversion or Continuation involving a conversion of Base Rate Loans into, or continuation of, LIBOR Loans, and select the applicable Interest Period.

2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

THIS CERTIFICATE is delivered pursuant to the Credit Agreement, dated as of December 21, 2006 (the “Credit Agreement”), between KMG AMERICA CORPORATION, a Virginia corporation (the “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION (the “Lender”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.

The undersigned hereby certifies that:

1.	He is a duly elected Financial Officer of KMG AMERICA CORPORATION.

2.            Enclosed with this Certificate are copies of the financial statements of the Borrower and its Subsidiaries as of _____________, and for the [________-month period] [year] then ended, required to be delivered under Section [5.1(a)][5.1(b)] and 5.2of the Credit Agreement. Such financial statements have been prepared in accordance with GAAP [(subject to the absence of notes required by GAAP and SAP, as applicable, and subject to normal year-end adjustments)]1 and fairly present the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the date indicated and the results of operation of the Borrower and its Subsidiaries on a consolidated basis for the period covered thereby.

3.            The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under the supervision of the undersigned, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

4.            The examination described in paragraph 3 above did not disclose, and the undersigned has no knowledge of the existence of, any Default or Event of Default during or at the end of the accounting period covered by such financial statements or as of the date of this Certificate, except as set forth below.

Describe here or in a separate attachment any exceptions to paragraph 4 above by listing, in reasonable detail, the nature of the Default or Event of Default, the period during which it existed and the action that the Borrower has taken or proposes to take with respect thereto.]

5.            Attached to this Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial covenants set forth in Article VI of the Credit Agreement as of the last day of and for the period covered by the financial statements enclosed herewith.

_________________________

1 Insert in the case of quarterly financial statements.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the _______ day of _____________, ____.

KMG AMERICA CORPORATION

By:	___________________________________

Name:	___________________________________

Title:	___________________________________

2

ATTACHMENT A

COVENANT COMPLIANCE WORKSHEET

A.           Maximum Consolidated Indebtedness to Total Capitalization (Section 6.1 of the Credit Agreement)

(1) Consolidated Indebtedness as of the date of determination (excluding, to the extent otherwise included, amounts due to Hybrid Securities)		$
(2) Total Capitalization of the Borrower as of such date
(a) Consolidated Indebtedness as of such date (from Line 1 above)	$________

(b)             Consolidated Net Worth as of such date (excluding (1) Disqualified Capital Stock, (2) accumulated other comprehensive income (loss) (including any such income (loss) arising from adjustments pursuant to Statement No. 115 of the Financial Accounting Standards Board of the United States of America and (3) amounts due to Hybrid Securities)

$________
(c) Aggregate redemption value of all Hybrid Securities as of such date	$________
(d) Sum of Line 2(a), Line 2(b) and Line 2(c)	$________
(3) Hybrid Securities exclusion: Multiply Line 2(d) by 15%	$________
(4) Adjustment for Hybrid Securities: Subtract line (3) from Line 2(c) (if not a positive number, enter 0)		$
(5) Consolidated Indebtedness plus Adjustment for Hybrid Securities: Add Line 1 and Line 4		$
(6) Consolidated Indebtedness (as adjusted) to Total Capitalization as of the date of determination: Divide Line 5 by Line 2(d)
(7) Maximum Consolidated Indebtedness to Total Capitalization Ratio as of the date of determination		0.30 : 1.0

B.           Minimum Available Dividend Amount (Section 6.2 of the Credit Agreement)

(1)	The aggregate Available Dividend Amount for all Insurance Subsidiaries as of such date	$____________
(2)	Required Available Dividend Amount for such period	$5,000,000

C.           Ratings (Section 6.3 of the Credit Agreement)

Insurance Subsidiaries	Financial Strength Rating
Kanawha Insurance Company	_____
[list other Insurance Subsidiaries]

EXHIBIT D

FORM OF OPINION

Matters for Legal Opinion of Counsel

Terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement. The opinion should be addressed to the Lender under the Credit Agreement and should permit reliance thereon by the assignees and participants of such parties.

1.        The Borrower is duly organized, validly existing [and in good standing]1 under the laws of the jurisdiction of its incorporation.

2.            The Borrower has the full corporate power and authority to execute, deliver and perform its obligations under the Credit Documents.

3.            The Borrower has taken all necessary corporate action to execute, deliver and perform its obligations under, and has validly executed and delivered, each Credit Document. Each Credit Document constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms.

4.            The execution, delivery and performance by the Borrower of the Credit Documents, and compliance by it with the terms thereof, do not and will not (i) violate any provision of its certificate of incorporation or bylaws, (ii) contravene any provision of any applicable law, rule or regulation of the State of North Carolina or federal law or, to the best of our knowledge, any judgment, order, writ, injunction, decree or determination of any arbitrator or Governmental Authority to which it is subject, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any material contract to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv) result in or require the creation or imposition of any Lien upon any of its property or assets.

5.            No authorization, approval or other action by, or notice to or filing or registration with, any Governmental Authority or arbitrator is required for the Borrower’s execution and delivery of the Credit Documents or performance of its obligations thereunder.

6.            There are no actions, investigations, suits or proceedings pending or, to the best of our knowledge, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority or other Person against the Borrower or the properties of the Borrower (i)  that would have a Material Adverse Effect or (ii) with respect to any of the Credit Documents.

_________________________

1 Insert this phrase only if such concept is recognized in the jurisdiction whose law is governing the opinion.

7.            The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.            The execution and delivery of the Credit Documents by the Borrower and the making of the Loans under the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Schedule 1.1(a)

Notice Addresses

Schedule 4.4

Kanawha Insurance Company

State Licenses

State	Type of License
Alabama	Life, Health and Accident
Arizona	Life and Disability
Arkansas	Life and Disability
California	Life and Disability
Colorado	Life, Health & Accident
Connecticut	Accident and Health, Reinsurance & Life
Delaware	Life, including Annuities and Health
District of Columbia	Life, Health and Accident (Group and Individual)
Florida	Life and Health
Georgia	Life, Accident and Sickness
Hawaii	Accident and Health or Sickness
Idaho	Life and Disability
Illinois	Life, Health and Accident
Indiana	Life, Health and Accident
Iowa	Life, Health and Accident (Group and Individual)
Kansas	Life, Accident and Health
Kentucky	Life and Health
Louisiana	Life, Health, Accident and Annuities
Maryland	Life, including Annuities and Health
Massachusetts	Life, Accident and Health
Michigan	Life and Health
Minnesota	Life, Health and Accident
Mississippi	Life, Health and Accident
Missouri	Life, Health, Annuities, Endowments and Accident
Montana	Life and Disability
Nebraska	Life, Health and Accident
Nevada	Life and Health
New Jersey	Life, Health and Annuities
New Mexico	Life and Health
New York	Reinsurance Only
North Carolina	Life, Annuities, Accident and Health
North Dakota	Life, Annuity, Accident and Health
Ohio	Life, Health and Annuities
Oklahoma	Life, Health and Accident
Oregon	Life and Health
Pennsylvania	Accident, Health, Life and Annuities
Rhode Island	Life, Accident, Health and Annuities
South Carolina	Life, Accident and Health
South Dakota	Life and Health
Tennessee	Life, Disability, Accident and Health
Texas	Life, Accident and Health
Utah	Life, Health, Accident and Annuity
Vermont	Life and Health
Virginia	Life, Accident, Sickness and Annuities
State of Washington	Life and Disability
West Virginia	Life, Accident and Sickness
Wisconsin	Life, Annuities and Disability
Wyoming	Life and Disability

Schedule 4.7

KMG America Corporation

Kanawha Insurance Company (100% owned by KMG America Corporation)

Kanawha HealthCare Solutions, Inc. (100% owned by Kanawha Insurance Company)

Kanawha Marketing Group, Inc.* (100% owned by Kanawha HealthCare Solutions, Inc.)

* Effective December 31, 2006, Kanawha Marketing Group, Inc. will merge into Kanawha HealthCare Solutions, Inc.

Schedule 7.2

Indebtedness

$15,000,000 Subordinated Promissory Note, dated December 21, 2004, held by The Springs Company.

Schedule 7.3

Liens

1.        Office equipment leases as described in Note 15 to KMG America Corporation and Predecessor Notes to Consolidated Financial Statements in the Form 10-K filed by KMG America Corporation for the year ended December 31, 2005.

2.        IT and document management lease as described in Note 15 to KMG America Corporation and Predecessor Notes to Consolidated Financial Statements in the Form 10-K filed by KMG America Corporation for the year ended December 31, 2005.